Filed Pursuant to Rule 433

Issuer Free Writing Prospectus

Registration No. 333-214319

January 4, 2017

CHANTICLEER HOLDINGS, INC.

Chanticleer Holdings, Inc., a Delaware corporation (“Chanticleer”) filed a Registration Statement on Form S-1 (Registration No. 333-214319) with the Securities Exchange Commission, which registration statement included a prospectus and was declared effective on December 15, 2016. On December 30, 2016, Chanticleer filed a prospectus supplement with the Securities Exchange Commission. Chanticleer encourages investors to read the prospectus and prospectus supplement, which are available at no charge as described below.

On January 4, 2017, Chanticleer held an investor education call to discuss its ongoing rights offering and posted the slides for the presentation to the Investor Relations portion of the company’s website. The slides follow.

CHANTICLEER HOLDINGS



Investor Education Session – January 4, 2017
NASDAQ: HOTR

Disclaimer

Forward-Looking Statements

Statements in this presentation that are not descriptions of historical facts are forward-looking statements relating to future events, and as such all forward-looking statements are made pursuant to the Securities Litigation Reform Act of 1995. Statements may contain certain forward-looking statements pertaining to future anticipated or projected plans, performance and developments, as well as other statements relating to future operations and results. Any statements in this presentation that are not statements of historical fact may be considered to be forward-looking statements. Words such as "may," "will," "expect," "believe," "anticipate," "estimate," "intends," "goal," "objective," "seek," "attempt," or variations of these or similar words, identify forward-looking statements. These forward-looking statements by their nature are estimates of future results only and involve substantial risks and uncertainties, including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new stores, successful completion of the Company's proposed acquisitions and expansion, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed from time to time in our reports filed with the Securities and Exchange Commission. There can be no assurance that our actual results will not differ materially from expectations and other factors more fully described in our public filings with the U.S. Securities and Exchange Commission, which can be reviewed at www.sec.gov.

Non-Gaap Measures

Chanticleer Holdings, Inc. prepares its condensed consolidated financial statements in accordance with United States generally accepted accounting principles ("GAAP"). In addition to disclosing financial results prepared in accordance with GAAP, the Company discloses information regarding Adjusted EBITDA and Restaurant EBITDA, which differ from the term EBITDA as it is commonly used. In addition to adjusting net income (loss) from continuing operations to exclude taxes, interest, and depreciation and amortization, Adjusted EBITDA also excludes pre-opening and closing costs for our restaurants, non-cash expenses, transaction-related expenses, change in fair value of derivative liability and other income and expenses. In addition, Restaurant EBITDA also excludes management fee income and general and administrative expenses. Adjusted EBITDA and restaurant EBITDA are not measures of performance defined in accordance with GAAP. However, adjusted EBITDA and restaurant EBITDA are used internally in planning and evaluating the company's operating performance and by the Company's creditors. Accordingly, management believes that disclosure of these metrics offers investors, bankers and other stakeholders an additional view of the company's operations that, when coupled with the GAAP results, provides a more complete understanding of the Company's financial results. Adjusted EBITDA and Restaurant EBITDA should not be considered as alternatives to net loss or to net cash used in operating activities as a measure of operating results or of liquidity. It may not be comparable to similarly titled measures used by other companies, and it excludes financial information that some may consider important in evaluating the company's performance. A reconciliation of GAAP net income (loss) to Adjusted EBITDA and Restaurant EBITDA is included in the accompanying financial schedules. For further information, please refer to Chanticleer's Quarterly Report on Form 10-Q filed with the SEC on November 16, 2015, available online at www.sec.gov.

Chanticleer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus filed December 15, 2016, the prospectus supplement filed December 30, 2016 and other documents that Chanticleer has filed or files in the future with the SEC for more complete information about Chanticleer and the offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, Chanticleer will arrange to send you the prospectus if you request it by calling the Information Agent, Issuer Direct, at (919) 744-2722 or via email at chanticleer@issuerdirect.com.

Who We Are

- Founded in 2005
- Started with Hooters
- Growing with Burgers
- Distinctive, Award Winning Regional Fast Casual Brands

Timeline

2005- >	2012-2015	Current Focus	Future
Hooters Franchisee	**Acquisition Phase**	**Integration Phase**	**Profitable Growth**
• Hooters Investor & Franchisee	• Fast Casual Acquisitions • *Little Big Burger* • *BGR The Burger Joint* • *BT's Burger Joint* • *American Burger Co* • *Just Fresh*	• Integrate Acquired Operations • Improve Margins • Expense Reductions • Disciplined Growth • Address Balance Sheet	• Accelerate Growth • Franchising • Drive Cash Flow

Store Count and Revenue Growth



Systemwide Store Count
as of September 2, 2016
70
60
50
40
30
20
10
0
Hooters
ABC
JF
BGR
BT
LBB
1
2
3
6
18
5
5
8
26
7
6
13
62
8
4
23
7
5
15
56
8
22
8
9
9
2009
2010
2011
2012
2013
2014
2015
Q3 16



Revenue
$50
$45
$40
$35
$30
$25
$20
$15
$10
$5
$0
$1.5
$6.4
$7.3
$23.3
$35.3
$43.9
2011
2012
2013
2014
2015
Q3 16
annualized

Company Highlights from Q3 2016

- Store level trends strengthening
  - COS, Opex, G&A, EBITDA tracking towards target levels
  - Beginning to realize benefit of larger scale & expense rationalization initiatives
  - Strategic decision to exit 6 underperforming international Hooters

- Milestone Quarter
  - Second Consecutive EBITDA profitability, Restaurant EBITDA > 13%

Cost & EBITDA% Trends


Cost of Goods%
36%
35%
34%
33%
32%
35.3%
34.5%
33.6%
34.3%
33.1%
32.7%
33.1%
Q1 2015
Q2 2015
Q3 2015
Q4 2015
Q1 2016
Q2 2016
Q3 2016


G&A %
30%
25%
20%
15%
10%
26.1%
21.0%
17.8%
15.0%
16.6%
12.8%
12.3%
Q1 2015
Q2 2015
Q3 2015
Q4 2015
Q1 2016
Q2 2016
Q3 2016


Restaurant EBITDA
15.0%
13.0%
11.0%
9.0%
7.0%
5.0%
$1.5
$1.0
$0.5
$-
7.8%
7.7%
9.9%
9.6%
11.3%
13.4%
13.2%
$0.5
$0.7
$0.9
$1.0
$1.1
$1.4
$1.4


Adjusted EBITDA
5.0%
0.0%
-5.0%
-10.0%
-15.0%
$0.4
$0.2
$0.0
-$0.2
-$0.4
-$0.6
-$0.8
-$0.7
-$0.6
-$0.4
-$0.1
-$0.2
$0.2
$0.2
-11.1%
-6.9%
-4.2%
-0.6%
-2.3%
1.8%
2.1%

2020 Vision

- Double store count over next 4 years:
  - Company stores
  - Investor stores (JV, EB-5)
  - Franchise stores
- Disciplined focus on costs, operating margins and site selection
- Significant increase in profitability as business scales

	2012	2016	2020 Vison Targets
Store Count	6	56	110-140
Revenues	$7M	$42M	$100 - $125M
Restaurant EBITDA%	Breakeven	12% - 14%	16% - 20%
EBITDA%	Negative	1% - 2%	10% - 15%

Near Term Store Development Pipeline – Sites under Lease

Little Big Burger *(1200-2000 sq ft)*

Location	Timing
Platform District - Hillsboro, OR	Early 2017 (EB5)
Progress Ridge - Beaverton, OR	Early 2017 (Fin Ptr)
Green Lake Village - Seattle, WA	2017 (Fin Ptr)
Two Additional Sites in negotiation, Seattle, WA	TBD (Fin Ptr)

BGR *(1500-2400 sq ft)*

Location	Timing
Mosaic District - Northern Virginia	Early 2017
Catholic University - Northern Virginia	Early 2017
Franchisees – Multiple locations/Areas	

American Burger *(2000-2500+ sq ft)*

Location	Timing
Prosperity Village – Charlotte, NC	Mid 2017 (EB5)

Double Store Count by 2020

Unit Rights Offering

- Who can participate in the rights offering?
  - Shareholder and warrant holders of record as of December 5, 2016 received unit rights and are eligible to participate in the unit rights offering

- What is the price of each unit?
  - Each unit costs $13.50 and consists of
    - (a) one $13.50 Series 1 Preferred share that pays 9% annually in the form of a 2.25% quarterly dividend for 7 years and
    - (b) one Warrant exercisable into 10 shares of common stock

- When will dividends be paid and at what rate?
  - Dividends on the preferred shares will be paid quarterly at a quarterly rate of 2.25% for a 9% annual yield

- How do I exercise my warrants?
  - If you elect to exercise your Warrants during the 7-year term, you simply turn in your units in exchange for 10 shares of HOTR Common stock.
  - If shares of HOTR common stock trade above $3.00 for 5 consecutive trading days, the warrants will automatically exercise

Unit Rights Offering

- What happens if I hold the units for the full 7-year term?
  - If you still own the units after 7-years you will receive $13.50 per unit as a return of capital
- Are the rights transferable?
  - Your rights are not transferable. You may either:
    - Exercise your rights by contacting your broker or
    - Allow the rights to expire worthless on January 13, 2017
- Can I oversubscribe to the unit rights offering?
  - Yes, you may exercise any number of rights that you wish to exercise, and you may also elect to over-subscribe for additional units
- What is the deadline for exercising my rights?
  - All rights must be exercised prior to January 13, 2017 @ 5:00 PM ET when the subscription period ends
  - Many broker dealers require that you send in your subscription days before expiration, so please call your broker right away for timing and instructions

Rights Offering Benefit to Chanticleer

1. Vastly improve its short and long term working capital position. The majority of the use of proceeds from this offering will be used to reduce indebtedness.

2. The largest lender to the company ("Florida Mezz") has agreed to extend the maturity of its debt to July 31, 2018.

3. Rewards loyal existing shareholders and protects our almost $30 million of tax loss carryforwards.

4. Gives the company significantly greater financial flexibility to grow its business.



Investor Contact:
Institutional Marketing Services (IMS)
Investor Relations
(203) 972-9200
jnesbett@institutionalms.com

CHANTICLEER HOLDINGS

Thank You
NASDAQ: HOTR

Investor Contact:
Chanticleer Holdings, Inc.
Investor & Media Relations
(704) 366-5122
ir@chanticleerholdings.com

Appendix - EBITDA Reconciliation *($ in Millions)*

Chanticleer Holdings, Inc. and Subsidiaries

Reconcilation of Net Loss to EBITDA

(Unaudited)

	Three Months Ended		Nine Months Ended	
	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Loss from Continuing Operations	$ (888,291)	$ (1,691,067)	$ (2,405,108)	$ (6,318,749)
Interest expense	453,151	657,906	1,704,556	2,736,555
Income tax	52,474	12,954	137,867	(30,298)
Depreciation and amortization	590,433	354,119	1,738,815	973,374
EBITDA	$ 207,767	$ (666,089)	$ 1,176,130	$ (2,639,118)
Restaurant pre-opening and closing expenses	110,432	141,306	117,987	480,645
Change in fair value of derivative liabilities	(102,507)	(262,232)	(1,231,608)	(833,139)
Loss on extinguishment of debt	-	145,834	-	315,923
Equity in losses of investments	-	-	-	-
Asset impairment charge	-	-	-	-
Transaction-related expenses	48,214	384,430	146,613	820,145
Other income	(32,357)	52,956	(12,388)	(50,190)
Adjusted EBITDA	$ 231,549	$ (203,795)	$ 196,734	$ (1,905,735)
General and administrative expenses	1,302,897	1,266,621	4,254,213	4,343,780
Franchise revenues	(95,542)	(119,950)	(381,481)	(270,948)
Management fee revenue	(25,000)	(25,000)	(75,000)	(75,000)
Restaurant EBITDA	$ 1,413,903	$ 917,876	$ 3,994,465	$ 2,092,098